Exhibit 10.1

AMENDMENT NUMBER FOUR TO

ROCK-TENN COMPANY

2004 INCENTIVE STOCK PLAN

Pursuant to the power reserved in § 15 of the Rock-Tenn Company 2004 Incentive Stock Plan, Rock-Tenn Company hereby amends the Plan as follows:

1. Section 3.2 of the Plan is hereby amended by replacing the last sentence of § 3.2 with the following two sentences:

If the Option Price under an Option is paid in whole or in part in shares of Stock, if shares of Stock are tendered to or withheld by the Company in satisfaction of any condition to a Stock Grant, or if shares of Stock are tendered to or withheld by the Company to satisfy any tax withholding under § 16.3, such shares thereafter shall not become available for issuance under this Plan. Finally, if shares are issued pursuant to the exercise of a Stock Appreciation Right, the number of shares deemed issued upon such exercise for purposes of this § 3.2 shall be the number of shares with respect to which appreciation is measured under the exercised Stock Appreciation Right.

2. The first sentence of § 7.1 is hereby amended to read as follows:

The Committee acting in its absolute discretion shall have the right to grant Options to Eligible Employees and to Directors under this Plan from time to time to purchase shares of Stock, but the Committee shall not (subject to § 13) take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options absent approval of the Company’s shareholders or to effect a cash buyout of any outstanding Option which has an Option Price per share in excess of the then Fair Market Value per share.

This Amendment Number Four shall be effective as of January 30, 2011.

ROCK-TENN COMPANY

By: /s/ Robert B. McIntosh

Title: Executive Vice President

Date: March 28, 2011